As filed with the Securities and Exchange Commission on October 4, 2006.


                                           Registration Statement No. 333-128532
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------


                                   FORM SB-2/A
                          Registration Statement Under
                           the Securities Act of 1933
                                (Amendment No. 4)


                          World Trophy Outfitters, Inc.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)


            Nevada                           7990                20-2190950
-----------------------------  ----------------------------  -------------------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

         4245 Production Court, Las Vegas, Nevada 89115, (801) 635-5576
         --------------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                                Eric L. Robinson
                              BLACKBURN & STOLL, LC
                          257 East 200 South, Suite 800
                     Salt Lake City, UT 84111 (801) 521-7900
            --------------------------------------------------------
            (Name, address and telephone number of agent for service)

         Approximate date of proposed sale to the public: As soon as practicable from time to time after this registration statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                          WORLD TROPHY OUTFITTERS, INC.

                        $100,000 Minimum/$200,000 Maximum

                                  Common Stock

         This is our initial public offering. We are offering a minimum of 200,000 shares and a maximum of 400,000 shares of common stock. The public offering price will be fixed at $.50 per share. No public market currently exists for our shares. From inception to date we have had very limited operations.

         The shares are offered on a "minimum/maximum, best efforts" basis directly through our officers. No commission or other compensation related to the sale of the shares will be paid to our officers. The proceeds of the offering will be placed and held in an escrow account at U.S. Bank National Association, until a minimum of $100,000 in cash has been received as proceeds from sale of shares. Subscribers are not subject to any minimum purchase requirement. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire no later than 120 days after the date of this prospectus.

                  Price to Public          Commissions       Proceeds to Company
Per Share                 $.50                 $0                     $.50
Minimum               $100,000                 $0                 $100,000
Maximum               $200,000                 $0                 $200,000

         Investing in shares of our stock involves significant risks. Our "Risk Factors" begin on page 5.
                                 ---------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                                 ---------------

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 The date of this prospectus is October 4, 2006.

                                TABLE OF CONTENTS

                                                                          PAGE

Prospectus Summary..........................................................3

Risk Factors................................................................4

Forward-Looking Statements..................................................8

Dilution....................................................................8

Use Of Proceeds.............................................................9

Determination Of Offering Price............................................10

Market For Common Equity And Related Stockholder Matters...................10

Description Of Business....................................................12

Description Of Property....................................................17

Management's Discussion And Analysis Or Plan Of Operation..................17

Directors, Executive Officers, Promoters And Control Persons...............24

Executive Compensation.....................................................26

Certain Relationships And Related Transactions.............................27

Security Ownership Of Certain Beneficial Owners And Management.............27

Description Of Securities..................................................28

Plan Of Distribution.......................................................29

Legal Proceedings..........................................................30

Legal Matters..............................................................30

Experts....................................................................31

Changes And Disagreements With Accountants On Accounting And
  Financial Disclosure.....................................................31

Available Information......................................................31

Financial Statements......................................................F-1

                               PROSPECTUS SUMMARY


         We were formed as a Nevada corporation on January 13, 2005 as World Trophy Outfitters, Inc. ("WTO"). We are in the business of selling big game hunting packages to high end clients who seek to hunt with the top tier big game outfitters. We also offer related consulting services to such clients. Our principal executive offices are located at 4245 Production Court, Las Vegas, Nevada 89115. Our telephone number is: (801) 635-5576.


         From January 13, 2005 (inception) through June 30, 2006, we had total revenues of $194,172. However, we have a limited operating history, our results of operations have been subject to significant fluctuations from period to period, and there can be no assurance that we will be profitable in the future. These factors raise substantial doubts about our ability to continue as a going concern.


         We are offering a minimum of 200,000 and a maximum of 400,000 shares. Upon completion of the offering, we will have 11,200,000 shares of common stock outstanding if we sell the minimum and 11,400,000 shares of common stock outstanding if we sell the maximum number of shares. After completion of this offering, Mr. Don Peay, our president and a director, will direct approximately 88% of the voting control of WTO if the maximum amount is raised and approximately 90% of the voting control of WTO if the minimum amount is raised. As a result, Mr. Peay will effectively have voting control of WTO with respect to all matters submitted to the vote of the stockholders, including the election of directors.

         We will realize $77,500 if we raise the minimum and $177,500 if we raise the maximum amount of the offering. We anticipate our expenses related to the offering to be approximately $22,500. We will use the proceeds from the offering to purchase big game hunts for resale to our customers and to cover some of our operating costs over the next year.

         We have no present intent of having our securities listed on the OTC Bulletin Board or on any other market immediately following the effective date of this Prospectus. As our business develops, however, we may seek to have our common stock listed on the OTC Bulletin Board or on another market. There can be no assurance, however, that our common stock will ever be listed on the OTC Bulletin Board or on any other market.

Selected Historical Financial Data

         The following selected historical financial data is only a summary and you should read it in conjunction with our consolidated financial statements and the notes to those financial statements.


                                                                                            Restated
                                                                                        January 13, 2005
                                                   Three Months                             (Date of
                                                       Ended          Year Ended         Inception) to
                                                   June 30, 2006    March 31, 2006       March 31, 2005
Statements of Operations Data:                      (Unaudited)        (Audited)            (Audited)
  Sales.......................................      $       --      $     86,172         $     41,000
  Sales - Related Party.......................              --            54,000                8,000
  Consulting Revenues.........................              --                --                5,000
  Cost of Sales...............................              --           103,081               64,175
  General and Administrative Expenses.........          12,820            18,130                   --
  Net Income (Loss)...........................         (12,835)           15,218               (8,909)

                                       3

Balance Sheet Data:
  Current assets..............................      $   26,819      $     43,943         $    128,376
  Total assets................................          27,021            44,160              128,650
  Current liabilities.........................          36,595            40,899              140,607
  Total liabilities...........................          36,595            40,899              140,607
  Working capital (deficit)...................          (9,776)            3,044              (12,231)
  Stockholders' equity (deficit)..............          (9,574)            3,261              (11,957)


                                  RISK FACTORS

         You should consider carefully the following risk factors which describe all material risks that relate specifically to us.


         1. Because we are a new business and we have not proven our ability to generate profit, an investment in WTO is risky.

         We have no meaningful operating history so it will be difficult for you to evaluate an investment in our stock. Our operations are subject to all risks inherent in the creation of a new business and the acquisition, marketing and resale of big game hunts, including the absence of a history of significant operations and of proven big game hunt packages which have been produced and sold over a significant period of time. We are continuing to establish many functions which are necessary to conduct business, including, managerial and administrative structure, marketing activities, financial systems, computer systems, web development and personnel recruitment. From inception (January 13, 2005) through June 30, 2006, we had total revenues of $194,172. At June 30, 2006, our liabilities exceeded our assets by $9,574 we had an accumulated deficit of $6,526. Our results of operations have been subject to significant fluctuations from period to period, and we have not established a track record of profitable operations. For example, we reported net income of $15,218 in the year ended March 31, 2006 and a net loss of $12,835 in the three months ended June 30, 2006. We cannot assure that we will be profitable in the future. Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.

         2. Because of our limited financial resources and lack of a track record our business may fail.


         Our audited financial statements have been prepared assuming that we continue as a going concern. Our auditors have noted that we were only recently formed and have a limited operating history. As a result, our auditors have indicated that these conditions raise substantial doubt about our ability to continue as a going concern.


         3. We do not have sufficient funding to execute our plan of operation and our business will not be successful without additional funding.

         As of June 30, 2006, we had current assets of $26,819, current liabilities of $36,595, and a working capital deficit of $9,776. We are devoting substantially all of our present efforts to establishing a new business and need the proceeds from this offering to continue implementing our plan of operation. We estimate that we will need to raise at least $100,000 in additional funding to execute our plan of operation. We do not have a source for this funding. We are seeking to raise money in this offering to provide us with this funding. This funding is needed to acquire big game hunts for resale and to cover some of our operating costs over the next year. Without this funding it is unlikely our business will succeed. While we currently anticipate that $100,000 will be sufficient to allow us to execute our plan of operations, our estimates may be wrong or unforeseen circumstances may arise which results in our needing additional funding to execute our plan of operation. If we need additional funding, we may be unsuccessful in obtaining it or it may only be available on terms that are disadvantageous to us. If we are unsuccessful in raising additional funds, should it be required, it may result in the discontinuance of our business due to lack of funding. These factors raise substantial doubt about our ability to continue as a going concern.

         4. If our revenues are below our estimates or our expenses exceed our estimates it may impact our ability to continue operations.


         We believe we have accurately estimated our needs for the next twelve months based on our projected revenues and receiving funding in this offering. There can be no assurance that we have accurately projected future revenues. It is possible that our marketing costs, hunting package acquisition costs or our other costs will exceed our estimates. If this happens, it may impact our ability to generate revenue and we would need to seek additional funding. We have no arrangements in place whereby we could obtain additional funding.


         5. Because of the concentration of share ownership, stockholders other than Mr. Peay will have no ability to elect directors or approve or disapprove of any other matter voted on by the stockholders.


         In January 2005, we issued 10,000,000 shares of common stock to Mr. Peay, our president and sole director. After completion of this offering, Mr. Peay will direct approximately 88% of the voting control of WTO, assuming the maximum amount is sold. As a result, Mr. Peay will effectively have voting control of WTO with respect to all matters submitted to the vote of the stockholders, including the election of directors. The concentration of voting control may also have the effect of impeding a non-negotiated change in control which result may or may not benefit stockholders. In addition, stockholders may be disadvantaged in the event matters are put to the stockholders for approval and the interests of the holders of the preferred stock are dissimilar to the interests of the stockholders generally.


         6. The price at which securities are being offered in this offering is substantially greater than the price at which existing stockholders purchased shares so that investors in this offering will not own a sufficient number of the outstanding stock to take action as stockholders.


         The aggregate price that investors will pay in this offering will be $100,000 if the minimum is raised and $200,000 if the maximum is raise. The Company's stockholders who held stock immediately prior to this offering paid an aggregate of $20,000. Although you will pay a price per share that substantially exceeds the price per share paid by current stockholders and will contribute a significantly higher percentage of the total amount to fund our operations, investors in this offering will own approximately 3.5% of our common shares if the maximum amount is raised and approximately 1.8% of our common stock if the minimum is raised. As a result, you will have no ability to control how management operates our business. Moreover, Mr. Peay will direct at least 88% of the voting control of WTO after the offering is completed. Mr. Peay, as majority stockholder and the sole director, will be able to control the future course of WTO.

         7. If we lose the services of Mr. Peay it is unlikely that our business could continue.


         We are in the development stage and require the services of our president to become established. Mr. Peay current spends about ten percent (four hours per week) of his available business time working for WTO. Mr. Peay is also involved in other businesses. As WTO grows, Mr. Peay may not have sufficient time to properly manage the business which could materially and adversely affect growth, revenue and profitability. In addition, we do not have an employment agreement with Mr. Peay. As a result, Mr. Peay may terminate his employment at any time. There is intense competition for management and marketing personnel in our business. If we lost the services of our president, it is questionable whether we would be able to find a replacement and it is likely our business would fail.


         8. We do not have exclusive arrangements with any of the big game outfitters with whom we work, guide services from outfitters are widely available to other wholesalers and can be readily sold by competitors.


         We have no exclusive arrangements that would preclude or inhibit competitors from selling big game outfitting packages that are substantially similar to or the same as the packages that we sell. As a result, our competitors could buy and market packages that are substantially similar to our packages.


         9. We depend on third party outfitters to sell us big game hunting packages and if outfitters stopped selling to us at competitive prices our business will fail.


         We resell hunting packages from various big game outfitters. There are no arrangements whereby any outfitters have agreed or are required to continue to sell hunting packages to us. The hunting packages we sell could be purchased from a number of third parties. If we are not able to acquire big game packages at competitive prices we could not longer conduct this business.


         10. In the event that any game outfitter from whom we have acquired hunting packages does not perform the agreed services, then we may lose all funds paid for those hunting packages and, depending on the amounts involved, the loss could be of a magnitude that would result in our inability to continue to conduct business.


         We have entered into arrangements to acquire hunting packages from outfitters and we plan to enter into further long and short term arrangements to acquire hunting packages. Acquiring these packages generally requires either payment for the full purchase price of the package or payment of a substantial deposit towards to purchase price of the hunting package. In the event that an outfitter with whom we have contracted has financial difficulties, wildlife populations unexpectedly diminish, government regulation stops hunting or an outfitter is otherwise unable to perform the agreed services, then we may lose the entire purchase price or deposit for the hunting package(s) in question. If such a loss should occur, then, depending on the size of the loss, it may result in the loss of all of our working capital and result in our inability to continue to conduct our business.


         11. In the event that market prices for hunting packages drop it may result in our losing money on hunting packages that we had previously purchased.


         We buy and then resell hunting packages. The price at which hunting packages are sold can fluctuate based on numerous conditions, including, the number of hunting permits issued by the regulatory authorities, economic conditions, weather, wildlife populations, travel costs, and other factors. In the event that we purchase hunting packages and the price of similar hunting packages drops after our purchase, then we may be required to resell such hunting packages at a discount or a loss. A significant drop in the price of prices in areas where we had previously purchased hunting packages may result in significant losses.


         12. We do not have sufficient funds to pay the amounts owing under our purchase agreement with Mr. Peay.

         We entered into an asset purchase agreement with Mr. Peay that calls for the payment of $123,000, representing the remaining amounts owed under the agreement, on or before January 31, 2007. As of June 30, 2006, the balance owed to Mr. Peay was $20,000. We will require additional funds to pay the remaining amount owing. We intend to generate the funds to pay the amount owing as we collect on our outstanding receivables and through the sale of additional hunting permits that we currently holds. In the event that we are unable pay the amounts owing, Mr. Peay will have a claim against us for any unpaid amounts owing. In the event Mr. Peay is not timely paid and he asserts the claim, he could get a judgment against the Company for the amount owing. After he gets a judgment he could execute on Company assets in an effort to satisfy the amount owing. The asset purchase agreement does not grant Mr. Peay a security interest in any of our assets.

         13. We have limited experience in sales and marketing which may affect our ability to generate clients.


         As a new company, we have limited experience in sales, marketing, or distribution, of our outfitter packages. Our current plan is to approach additional high end hunters who might be interested in our packages. We cannot assure you that we will be able to establish sales and distribution capabilities or that we will be able to obtain a client base for our packages.


         14. We must keep pace with changing conditions in wildlife populations and guiding and hunting regulations throughout the US, Canada, Mexico and Africa in order to provide our customers the best possible packages.


         Wildlife populations are subject to disease, predation and harsh weather conditions that can dramatically affect herd size and trophy quality. Governments and hunting regulations change frequently. Our future success will depend in part on our ability to maintain existing clients and outfitter relationships, and develop new relationships with outfitters that meet changing client requirements. We may not be successful in attracting additional clients who desire our custom services. We could experience difficulties that delay or prevent the successful development and marketing of outfitter packages. We cannot guarantee that any current or newly acquired outfitter packages will achieve market acceptance.


         15. There is no market for our stock and there can be no assurance that a market will develop after this offering.


         There is no market for our stock. There can be no assurance that a market for our stock will develop after this offering. If a market does develop, there can be no assurance as to the depth or liquidity of any such market or the prices at which holders may be able to sell their shares. As a result, an investment in our stock may be illiquid, and investors may not be able to liquidate their investment readily or at all when they need or desire to sell.

         16. Because our board of directors is comprised of our sole officer, our board will not have the benefit of receiving independent oversight which may diminish our operating results. Our sole director is Mr. Peay, who is also the sole officer of the Company. As a result, our board of directors may be influenced by the concerns, issues or objectives of management to a greater extent than would occur with independent board members. In addition, we do not have the benefit of having persons independent of management review, comment and direct our corporate strategies and objectives.

         17. There is no commitment for anyone to buy shares in this offering.


         The shares are being sold by us on a reasonable efforts basis. There is no underwriter and no firm commitment from anyone to purchase all or any of the shares offered. Management will not purchase shares in this offering in order to reach the minimum or otherwise. No assurance can be given that all of the shares will be sold. If we are unable to sell the minimum amount we will not have sufficient funds to execute our plan of operation.


         18. Your investment may be diluted because we have the ability to issue addition shares of common and preferred stock without your approval.


         We are authorized to issue up to 100,000,000 shares of common stock. To the extent of such authorization, we have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration we may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the common stock offered hereby. We are also authorized to issue up to 10,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the board of directors. To the extent of any authorizations, such designations may be made without stockholder approval. The designation and issuance of a series of preferred stock in the future could create additional securities which may have voting, dividend, liquidation preferences or other rights that are superior to those of the common stock, which could effectively deter any takeover attempt of WTO.


         19. After the effective date of this registration we will be subject to increased costs and expenses and we may not be able to generate sufficient revenues to pay these increased costs and expense which may result in our inability to continue to conduct business.


         We have chosen a public registration before our business has developed a predictable cash flow. There are present registration expenses and future legal and accounting expenses, future reporting requirements to the SEC, potential future listing requirements, and future investor relations costs that must be borne by a public company but not a private company. These costs can be a burdensome expense that we may not be able to afford to pay in which case it may lead to the cessation of our business.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus, including the statements under "Description of Business," "Management Discussion and Analysis or Plan of Operation" and elsewhere in this prospectus regarding our strategy, future operations, financial position, projected costs, projected revenues, prospects, plans and objectives of management, are forward-looking statements. When used in this prospectus, in our press releases or other public or stockholder communications, or in oral statements made with the approval of our executive officers, the words or phrases "would be," "intends to," "will likely result," "are expected to," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements", although not all forward-looking statements contain such identifying words.

         We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, are based on certain assumptions and expectations which may or may not be valid or actually occur, and which involve various risks and uncertainties. We disclose important factors that could cause our actual results to differ materially from our expectations under the caption "Risk Factors", including but not limited to our history of losses, working capital deficit, need for additional funds to execute our business plan, dependence on our distributors, and the risk of product demand, economic conditions, competitive products, changes in the regulation of our industry and other risks. As a result, our actual results for future periods could differ materially from those anticipated or projected.


                                    DILUTION


         As of June 30, 2006, we had a net tangible book value, which is the total tangible assets less total liabilities, of ($28,817), or approximately $0 per share. Assuming gross proceeds of $100,000 are raised in the offering and without taking into account any changes in our net tangible book value after June 30, 2006, we will have net offering proceeds of $77,500, a net tangible book value before the offering of ($28,817), and a pro forma net tangible book value after the offering of $48,683, or approximately $0.00 per share. Assuming gross proceeds of $200,000 are raised in the offering and without taking into account any changes in our net tangible book value after June 30, 2006, we will have net offering proceeds of $177,500, a net tangible book value before the offering of ($28,817), and a pro forma net tangible book value after the offering of $148,683, or approximately $0.01 per share.

         The following table shows the dilution to your investment on a per share basis without taking into account any changes in our net tangible book value after June 30, 2006, except the sale of the minimum and maximum number of shares offered.


                                            Assuming Minimum    Assuming Maximum
                                               Shares Sold        Shares Sold
                                               -----------        -----------
Shares outstanding                              11,200,000         11,400,000
Public offering proceeds                              $.50               $.50
Net tangible book value before offering               $.00               $.00
Pro forma net tangible book value after
  offering                                            $.00               $.01
Increase attributable to purchase of shares
  by new investors                                    $.00               $.01
Dilution to new investors                             $.50               $.49
Percent dilution                                       100%                98%

         The following table summarizes the comparative ownership and capital contributions of existing common stock stockholders and investors in this offering as of June 30, 2006:


                            Shares Owned     Total Consideration   Average Price
                             Number - %           Amount - %         Per Share
                             ----------           ----------         ---------
Present Stockholders (1):
   Minimum Offering        11,000,000 - 98%    $20,000 - 17% (2)          (2)
   Maximum Offering        11,000,000 - 97%     $20,000 - 9% (2)          (2)
New Investors:
   Minimum Offering            200,000 - 2%       $100,000 - 83%         $.50
   Maximum Offering            400,000 - 3%       $200,000 - 91%         $.50
--------------------

(1) The numbers used for Present Stockholders assumes that none of the present stockholders purchase additional shares in this offering.
(2) Prior to this offering, we had 11,000,000 shares of common stock outstanding. Of these shares, 10,000,000 shares were issued for $10,000 and 1,000,000 shares were issued for $10,000. The average price per share for these sales was less than $.01.


                                 USE OF PROCEEDS

         The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $22,500, is $77,500 if the minimum and $177,500 if the maximum number of shares are sold. The following table sets forth our estimate of the use of proceeds from the sale of the minimum and the maximum amount of shares offered. None of the offering proceeds will be used to pay officers' salaries, related party debt or otherwise paid directly or indirectly to officers and directors for compensatory purposes.

                                       Assuming                                                   Assuming
                                       Sale of         Assuming Gross      Assuming Gross         Sale of
                                       Minimum           Proceeds of         Proceeds of          Maximum
Description                            Offering            $135,000            $170,000           Offering
-----------                            --------            --------            --------           ---------
Total Proceeds                        $100,000             $135,000           $170,000            $200,000
Less Estimated Offering
  Expenses                              22,500               22,500             22,500              22,500
                                      --------             --------           --------            --------
Net Proceeds Available                 $77,500             $112,500           $147,500            $177,500

Use of Net Proceeds:
  Purchase of big game hunts (1)       $67,500             $102,500           $137,500            $167,500
  Legal and accounting                  10,000               10,000             10,000              10,000
                                      --------             --------           --------            --------
Total Net Proceeds                     $77,500             $112,500           $147,500            $177,500

-------------

(1) In addition to the hunts that we have already acquired, we are targeting the purchase of at least six dall sheep hunts from Arctic Red River Outfitters in 2008, NWT Canada, two moose and goat hunts with Scoop Lake Outfitters in 2007, British Columbia, and an African Safari with San Miguel Worldwide hunting in 2007. In addition, we may acquire hunts from other outfitters, in different locations or for different game depending on market conditions. There can be no assurance that we will be successful in acquiring these or any hunts.

         Costs associated with being a public company, including compliance and audits of our financial statements will be paid from working capital and revenues generated from our operations. If less than the maximum offering is received, we will apply the proceeds according to the priorities outlined above.

The proceeds will be used as outlined and we do not intend to change the use of proceeds or pursue any other business other than as described in this prospectus.


         We estimate that we will have sufficient amounts to fund our travel, office supplies, development, and other working capital expenses not shown in the above table from our operating cash flows. If our revenues do not grow as anticipated we believe that these expenses could be kept to as low as $5,000 per year. For the year ended March 31, 2006, our operations provided cash flows of $75,975. For the three months ended June 30, 2006 we used $17,124 in our operations.


         Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.


                         DETERMINATION OF OFFERING PRICE

         The offering price of the shares was determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the perceived prospects for our business, our management's previous experience, our historical and anticipated results of operations and our present financial resources.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

         Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile. We do not have any agreements with market makers regarding the trading of our shares, but at some time in the future a market maker may make application for listing our shares.

         Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our officers. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our stock could adversely affect a stockholder in the event a stockholder desires to sell his shares.

         Our shares are subject to Rule 15g-1 through Rule 15g-9, which provides, generally, that for as long as the bid price for the shares is less than $5.00, they will be considered low priced securities under rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

Shares Available for Future Sale

         As of the date of this prospectus, there are 11,000,000 shares of our common stock issued and outstanding. Upon the effectiveness of this document, 200,000 shares of common stock will be freely tradable if the minimum is sold and 400,000 shares of common stock will be freely tradable if the maximum number of shares is sold. The remaining shares of common and preferred stock will be subject to the resale provisions of Rule 144. Sales of shares of stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

         Rule 144 governs resale of "restricted securities" for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of a company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the issuer or an affiliate of the issuer. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company. Resales by the issuer's affiliates of restricted and unrestricted securities are subject to similar requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information.

Dividends

         To date, we have not paid dividends on our common stock. The outstanding preferred stock is not entitled to receive dividend payments. The payment of dividends on the common stock in the future, if any, is within the discretion of the board of directors and will depend upon our earnings, capital requirements, financial condition and other factors the board views are relevant. The board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our operations.

Holders of Record

         As of the date of this prospectus, there were three holders of record of our common stock.

                             DESCRIPTION OF BUSINESS

General

         We were formed as a Nevada corporation on January 13, 2005 as World Trophy Outfitters, Inc. Our principal executive offices are located at 4245 Production Court, Las Vegas, Nevada 89115. Our telephone number is: (801) 635-5576. We do not consider ourselves to be a blank check company as that term is defined in Regulation C, Rule 419. We have no present intent of merging with or acquiring another company. As with any business, as our business develops merger or acquisition opportunities may present themselves and any merger or acquisition opportunities would be considered by management on a case-by-case basis if such opportunities ever arose.

         We are in the business of selling big game hunting packages to high end clients who seek to hunt with the top tier big game outfitters. We also offer related consulting services to such clients. Our business model centers our past experiences of Mr. Peay's hunting with several outfitters in Alaska, British Columbia, the Yukon, Northwest Territories, and the western United States. Mr. Peay is also a well know figure internationally in the hunting and conservation industry from his efforts with several wildlife conservation organizations.

         Our main product being sold is hunting trips, which includes the hunting license and guide fees. This does not include the travel requirements, any special charter fees or obtaining government visas or other potentially required instruments to complete the hunts. We attempt to sell the hunting packages at a profit or for a mark-up. We provide incidental advisory services to purchasers of hunting trips by helping these clients select an appropriate hunt. We do not expect to charge additional fees for these services.


                  We offer the following additional consulting services: (1) providing clients with advice about which outfitters are providing the hunts, including dates, times, and locations that most meet the clients desires; (2) assisting clients in making travel arrangements and obtaining any special visa or travel permits; (3) accompanying the hunters on the hunting expedition; (4) taking video footage of the entire hunting and travel experience; and (5) providing outfitters information about improving land use and improving their business operations by effectively marketing their hunting services. We charge hourly rates for these services that we believe are commensurate with the expertise and experience of our president and majority stockholder, who provides the services to our customers. For the period ended March 31, 2005, we billed $5,000 in consulting services to one customer at a rate of $250 per hour. Our president charged us $3,600 for these services at a rate of $180 per hour and contributed the services to capital. We did not provide consulting services in the year ended March 31, 2006 or in the three months ended June 30, 2006. We do not consult for nonprofit organizations. Through June 30, 2006, we have been unable to successfully develop the consulting side of our business, primarily due to limited funding. We currently do not believe that consulting services will represent a significant portion of our business in the future.


         We intend to accomplish our business objectives primarily through the establishment of business relationships with guides and outfitters and our past experiences arranging for hunts. In particular, we will initially target hunters desiring to hunt Dall Sheep, Stone Sheep, Elk, Mule Deer, and Grizzly Bears.

         The only business relationship we have with the guides and outfitters from whom we book hunts is that of a purchaser and seller of services. There is no agency, employment or partnership relationship with these guides and outfitters. We are retained by clients as an independent contractor to provide consulting services. There is no agency, employment or partnership relationship with the clients for whom we provide consulting services.

Our Marketing and Advertising Plan

         High end hunting adventures can impose serious personal safety issues such as plane crashes in remote wilderness areas, attacks from dangerous game such as Grizzly Bears, Lions, Leopards, etc. Personal injury can result from accidents involving horses, pack animals, firearms, and steep and unsettled terrain. We cannot control the weather which has a substantial influence on the outcome of a hunt. We cannot control the physical abilities and shooting abilities of our clients. We cannot control government policies that affect the overall hunting experience. Failure to provide satisfactory experiences, even if it is from elements beyond our control could result in the following:

         o  loss of revenues;
         o  delays in establishing our business;
         o  damage to our reputation; and
         o  increased service costs.

Hunters seeking our services want to know that we know the best places to hunt, and want advise in doing it safely.


         As of June 30, 2006, we had acquired ten Dall Sheep hunts for the 2006 and 2007 seasons with Kelly Hougen of Arctic Red River Outfitters. The relationship between Arctic Red River Outfitters and WTO is that of a purchaser and seller of services and these organizations are not affiliated. All of the Dall Sheep hunts have been resold. In addition, we have purchased and sold an elk hunt in Texas, and an African Safari. We have also made a partial-payment deposit on a Marco Polo sheep hunt that we have not recorded in inventory or resold because we have not completed the purchase. As of June 30, 2006, we did not have any hunt inventory to resell.

         Initially, we anticipate charging hunters fifty percent down to secure the hunts, and then fifty percent three months prior to the hunt. Deposits are expected to be non-refundable. We believe hunters are willing to pay a premium price to hunt with the best outfitters at the best time slots. Because of the high demand and limited supply, to secure premium hunting times often requires booking these hunts years in advance.

         Mr. Peay has been involved in this industry for more than fifteen years. During this time Mr. Peay has met and worked with many outfitters and hunters. He has met these contacts on hunting trips, through industry associations, through tradeshows and through his prior operation of businesses involved in the wildlife and hunting industries. We have and intend in the future to obtain hunts from outfitters with whom Mr. Peay has come in contact with during the prior fifteen years. We have and intend in the future to market hunts to hunters with whom Mr. Peay has come in contact with during the past fifteen years. We hope to also receive referrals by word of mouth from satisfied customers. We intend to contact these outfitters and potential clients with whom Mr. Peay has come in contact with over the past fifteen years via email, telephone, and/or in person. While we have had no difficulty obtaining hunts at the times, in the locations and from the outfitters we have selected to date, there can be no assurance we will continue to have success in obtaining the hunts at the times and from the outfitters whom we select. Similarly, to date we have not had a problem selling our inventory of hunts to the clients we have solicited at reasonable prices, but there can be no assurance that we will continue to have success in selling the hunts at reasonable prices in the future. We do not plan to engage in any other marketing activities. We have no other marketing or advertising plan.

The Industry and Competition

         Hunting adventures can be high risk and expensive. We believe that many high end hunters want a relationship with someone they trust. We believe that factors that are important to grow the WTO client base and business include:

         o  price;
         o  satisfaction of hunting adventures arranged;
         o  established relationships with guides and outfitters;
         o  knowledge of changing regulations; and
         o  sales and marketing efforts.


         We believe that our prices will be higher than those offered by the average booking service. We believe that although our prices may be higher than many other outfitters, the satisfaction of our clients, our relationships with guides and outfitters and our knowledge of the changing regulations and conditions will result in our services being competitive with those offered by our competitors. In addition, we believe that the relationship developed by Mr. Peay in the big game hunting industry over the past decade will provide us with a competitive advantage in our sales and marketing efforts.


         There are hundreds of other booking agents and consultants in this field and the only barrier to entry is having sufficient funds to buy and resell hunting packages. There is no single booking agency or small group of booking agencies with whom we compete. Rather, we compete with hundreds of other small booking agencies located throughout the United States and abroad. This is a highly competitive business and are competing directly with companies that have longer operating histories, more experience, substantially greater financial resources, greater size, more substantial marketing organizations, and established distribution channels that are better situated in the market than us. We believe that the principal methods of competition in the big game booking and consulting market is price, contacts, access to high demand hunting packages, industry knowledge and experience and sales and marketing efforts.

         There can be no assurance that competition will not result in price reductions, reduced gross margins and challenges in growing our market share, any of which would have a material adverse effect on our business, operating results and financial condition. We cannot ensure we will be able to compete successfully against any competitors.

Sources and Availability of Hunting Packages

         We believe that we will be able to acquire big game hunts for resale from a large number of outfitters in a variety of locations. This belief is based, in part, on the relationships Mr. Peay has developed while working with Sportsman for Fish and Wildlife, Sportsmen for Habitat and the Utah Chapter of the Foundations for North American Wild Sheep and as a result of discussions with various outfitters.

         We had acquired hunts without difficulty from Arctic Red River Outfitters (Yukon Canada), Mokore Safaris (Zimbabwee Africa), and T-14 Ranches

(Texas). We have purchased and resold a total of twelve hunts from a total of three different outfitters. In addition, we have paid a deposit on a hunt with Profone-Hunts (Tajikistan) that we will resell.

         We have also had formal discussions and may purchase additional hunts from Arctic Red River Outfitters (Yukon Canada), Scoop Lake Outfitters (British Columbia), Harv Holleck Outfitters (Kyrgystan), and San Miguel Outfitters (Africa). As a result, we do not anticipate any difficulty in acquiring big game packages for resale.

         We have no contracts with the guides and outfitters used by the Company beyond the hunting trips purchased from the guides and outfitters. We receive email confirmations rather than written contracts for the purchased hunts.

Distribution

         Our distribution methods comprise contacting outfitters in locations and for hunts that we believe will be in demand. We then negotiate and acquire hunts from these outfitters. We will then hold these hunts in inventory until we find a suitable buyer at a suitable price.

         We rely on Mr. Peay to find suitable buyers at a suitable price. Mr. Peay has been involved in this industry for more than fifteen years. During this time Mr. Peay has met and worked with many outfitters and hunters. He has met these contacts on hunting trips, through industry associations, through tradeshows and through his prior operation of businesses involved in the wildlife and hunting industries. We have and intend in the future to market hunts to hunters with whom Mr. Peay has come in contact with during the past fifteen years. We hope to also receive referrals by word of mouth from satisfied customers. We have and intend to continue to contact potential clients with whom Mr. Peay has come in contact with over the past fifteen years via email, telephone, and/or in person. To date we have not had a problem selling our inventory of hunts to the clients we have solicited at reasonable prices, but there can be no assurance that we will continue to have success in selling the hunts at reasonable prices in the future.


         All client contact is done by Mr. Peay. When Mr. Peay contacts a potential client he will tell them about the hunts we have in inventory and see if there are any other types of hunts that the client may be looking for. Once Mr. Peay has located a client who is interested in purchasing a hunt we collect the deposit, usually in the form of a personal check, and send a confirmation indicating the date, location and outfitter who will be providing the hunt. When selling a hunt, the only product/services delivered to the client is the sale of the hunting package that we had previously used our expertise to acquire. Full payment for the balance of the cost of the hunt is required prior to the date of the hunt. Payment is generally made by personal check. We may sign an agreement memorializing the terms of the purchase, but we often confirm the purchase simply by sending an email to confirm the information communicated verbally. The amount of time prior to the hunt that payment is required varies and is determined by Mr. Peay on a case-by-case basis, but payment is generally required at least three months prior to the date of the hunt.

Regulation


         Hunting laws and regulations vary widely and are updated and modified frequently. Hunting laws are promulgated by local government, state government and federal government. Hunting regulations outside the United States also vary widely. Generally, these laws and regulations relating to who can hunt, what can be hunted and when it can be hunted. Generally, hunting is not permitted without receiving a license or permit from applicable governmental agencies and regulators. Sometimes these licenses or permits are transferable. In such cases, outfitters may acquire permits that they sell to clients (or to resellers such as WTO) at a mark-up and in connection with a hunting package to be provided by the outfitter. In other jurisdictions licenses or permits are not transferable, in which case the outfitter will provide guide or other services to those who have acquired licenses or permits. In the event that wildlife herds are reduced as a result of over hunting, disease or otherwise, then the number of available hunting licenses or permits is generally reduced.


         We are also subject to the local and federal laws that are applicable to businesses generally. In the future, we may be subject to additional or different laws or regulations administered by the federal, state, local or foreign regulatory authorities. We can neither predict the nature of such future laws, regulations, interpretations or applications, nor what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business. They could, however, reduce our ability to resell hunting packages or impose additional record-keeping or other requirements on us. Any or all such requirements could have a material adverse effect on our results of operations, liquidity and financial position.

         We believe that we are in compliance with all laws and governmental regulations that are applicable to our company.

Research and Development

         To date, we have not conducted research and development activities as understood using generally accepted accounting principles.

Dependence Upon Customers and Distributors


         Through June 30, 2006, we have been dependent on a limited number of customers and outfitters. For the period January 13, 2005 (inception) to March 31, 2005, we had five customers responsible for approximately 13%, 15%, 19%, 19% and 26% of our total revenues. During this period, our cost of sales included hunts acquired from two outfitters. For the year ended March 31, 2006, we had five customers responsible for 10%, 11%, 14%, 14% and 39% of our total revenues. During this year, our cost of sales included hunts acquired from three distributors. We have identified all customers who have purchased hunts from us and all outfitters from whom we have acquired hunts in the table appearing in our Plan of Operation. During the three months ended June 30, 2006, we had no revenues.


Backlog

         There is no backlog for hunting packages we are selling.

Employees

         Our officer and director is our only employee and is working part time for WTO. We intend to hire other part-time and full-time employees in the future if our business becomes profitable.

         Our success will be dependent upon the efforts and active participation of Mr. Peay. The loss of his services will adversely affect our business operations. We do not have key man insurance in place for any personnel and do not anticipate purchasing key man insurance until such time as revenues from operations allow.

Legal proceedings

         We are not a party in any bankruptcy, receivorship or other legal proceeding, and to the best of our knowledge, no such proceedings by or against WTO have been threatened.

                             DESCRIPTION OF PROPERTY


         Our principal offices are located at 4245 Production Court, Las Vegas, Nevada 89115, for which we currently pay $50 per month in rent on a month-to-month basis from a non-affiliated landlord. We believe that this office space will be adequate to meet our needs for the foreseeable future. If our lease arrangements were terminated, we believe that comparable office space is readily available at reasonable prices.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's condensed results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and accompanying notes.

Plan of Operation

         We are in the business of selling big game hunting packages to high end clients who seek to hunt with the top tier big game outfitters. We also offer related consulting services for such clients. We intend to accomplish our business objectives primarily through the establishment of strategic alliances with guides and outfitters and our past experiences arranging for hunts. In particular, we will initially target hunters desiring to hunt Dall Sheep, Stone Sheep, Marco Polo Sheep, Elk, Mule Deer, and Grizzly Bears.

         Our main product being sold is hunting trips, which includes the hunting license and guide fees. This does not include the travel requirements, any special charter fees or obtaining government visas or other potentially required instruments to complete the hunts. We attempt to resell the hunting packages at a profit or for a mark-up. We provide incidental advisory services to purchasers of hunting trips by helping clients select an appropriate hunt. We have not and do not expect in the future to charge additional fees for these services. We also offer other consulting services which we may charge additional fees for which consulting services are described below.

         The terms of all hunt packages bought in the past and the terms we expect to negotiate in the future are as follows: (1) we buy the right to have a hunter come to a specific outfitter, to hunt specific animals at a specific time; (2) hunts bought from the outfitters are not refundable and if not used before the specific time of the hunt expire and have no residual value; (3) we have sold and expect to continue selling in consideration for a non-refundable deposits from the client for at least 50% of the final price at the time of booking the hunt; and (4) final and full payments for the hunt is required at least 3 months prior to the hunt. If a customer fails to provide final payment, we have the right to sell the hunt to another client during the three month period prior to the hunt in question.


         Through June 30, 2006, we have acquired and sold ten Dall Sheep hunts for the 2006 and 2007 seasons with Kelly Hougen of Arctic Red River Outfitters (Yukon Canada). Through June 30, 2006, we had also acquired and sold hunts without difficulty from Mokore Safaris (Zimbabwee Africa) and T-14 Ranches (Texas). As of June 30, 2006, we had also paid a $6,000 deposit for a Marco Polo Sheep hunt to Profone-Hunts (Tajikistan) which we intend to resell once we have completed the purchase of the hunt. The deposit of $6,000 is included in deposits, a current asset, on our balance sheet as of June 30, 2006. The following table provides information on the hunts that we have purchased and sold from inception through June 30, 2006. During the three months ended June 30, 2006, we did not purchase or sell any hunts. As of June 30, 2006, we did not have any hunt inventory to resell.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                                                                     Period January 13, 2005
                                                                    Year Ended March 31, 2006     (Inception) to March 31, 2005
                                                                   ------------------------------ ------------------------------
                                                      Contract                        Cost of                        Cost of
    Hunt Acquired From           Purchaser             Price           Sales           Sales          Sales           Sales
    ------------------           ---------             -----           ------          -----          ------          -----
Dall Sheep Hunt with
Artic Red River
Outfitters                       Trent Wall           $14,000        $  7,000        $     --           $ 7,000         $10,605
(Yukon Canada)

Dall Sheep Hunt with
Artic Red River
Outfitters                       Trent Wall           $15,000        $  8,000        $     --           $ 7,000         $10,605
(Yukon Canada)

Dall Sheep Hunt with
Artic Red River
Outfitters                   Dr. Scott Paey           $14,100        $ 14,100        $ 10,605           $    --         $    --
(Yukon Canada)

Dall Sheep Hunt with
Artic Red River
Outfitters                        Ron Mika            $14,100        $  7,100        $     --           $ 7,000         $10,605
(Yukon Canada)

Dall Sheep Hunt with
Artic Red River
Outfitters                   Dr. Chuck Edwards        $14,250        $  4,250        $     --           $10,000         $10,605
(Yukon Canada)

Dall Sheep Hunt with
Artic Red River
Outfitters                   Todd Anderson            $14,250        $  4,250        $     --           $10,000         $10,605
(Yukon Canada)

Dall Sheep Hunt with
Artic Red River
Outfitters                  David Woodhouse*          $15,000        $  5,500        $ 10,605           $    --         $    --
(Yukon Canada)

Dall Sheep Hunt with
Artic Red River
Outfitters                  David Woodhouse*          $15,000        $  5,500        $ 10,605           $    --         $    --
(Yukon Canada)

Dall Sheep Hunt with
Artic Red River
Outfitters                      Ryan Foutz            $15,000        $ 15,000        $ 10,605           $    --         $    --
(Yukon Canada)

Dall Sheep Hunt with
Artic Red River Outfitters      Ryan Foutz            $15,000        $ 15,000        $ 10,605           $    --         $    --
(Yukon Canada)

Safari with Mokore
Safaris (Zimbabwee Africa)     Brian Trapnell **      $54,000        $ 54,000        $ 50,056           $    --         $    --

T-14 Ranches                   Brian Trapnell **       $8,000        $     --        $     --           $ 8,000         $ 7,550
(Texas)
                                                                   --------------- -------------- --------------- --------------
Other miscellaneous                                                  $    472        $     --                           $    --
                                                                   --------------- -------------- --------------- --------------

Totals                                                               $140,172        $103,081           $49,000         $60,575
                                                                   =============== ============== =============== ==============

-------------------
* As of June 30, 2006, $9,500 is receivable on each of these contracts. ** Brian Trapnell is one of our shareholders.

         We offer the following consulting services: (1) providing clients with advice about which outfitters are providing the hunts, including dates, times, and locations that most meet the clients desires; (2) assisting clients in making travel arrangements and obtaining any special visa or travel permits; (3) accompanying the hunters on the hunting expedition; (4) taking video footage of the entire hunting and travel experience; and (5) providing outfitters information about improving land use and improving their business operations by effectively marketing their hunting services. We do not consult for nonprofit organizations.


         We charge hourly rates for consulting services that we believe are commensurate with the expertise and experience of our president and majority stockholder, who provides the services to our customers. For the period ended March 31, 2005, we billed $5,000 in consulting services to one customer, Wild Wings Hunting and Sporting Clays. Our only cost to provide these services was the time of Mr. Peay, who charged us $3,600 for these services and contributed the services to capital. The consulting services performed related to effective land use, increasing clientele by working with local sportsmen groups, and advising on offering big game hunts. No revenues from consulting services were realized during the year ended March 31, 2006 or the three months ended June 30, 2006.


         We find potential buyers through people with whom we have established a pre-existing relationship or who have are referred to us by word of mouth or otherwise. We do not plan to engage in any additional marketing or sales efforts. We do not have specific milestones in implementing our business plan. Rather, the more funds we obtain the more hunts we can purchase and resell. Management will evaluate its progress by its ability to buy and sell hunts at a profit. Management is limited in its ability to grow the business by the amount of capital that is available to acquire hunts. As a result, management will simply seek to acquire the most valuable hunts that it is able to acquire and resell them at a reasonable profit. If we are profitable, of which there can be no assurance, then we will continue to grow the amount of capital that is available to buy and sell hunts. Management has no other specific milestones or goals and is not implementing any other method by which it will evaluate its progress or success.

         Our plan of operation for the next twelve months is to raise funds from this offering, acquire additional hunts, and continue to fund our operating costs. Should we receive the minimum amount of $100,000, we will realize net proceeds of $77,500. This amount will enable us to implement our plan of operations. We anticipate that with the minimum amount and anticipated future sales, we can continue our operations for a period of twelve months. If we receive the maximum amount we will be able to accelerate the rate at which we acquire big game hunts for resale. There can be no assurance that we have accurately forecasted future sales or expenses.

         Inasmuch as there is no assurance that this offering will be successful or that we will receive any net proceeds from this offering, we have been cautious in entering into long-term contracts and commitments to purchase hunts, equipment or for other expenses. Therefore, there is absolutely no assurance that we will be able, with the proceeds of this offering, to acquire sufficient hunts or implement our plan of operations. There is also no assurance that we will be able to purchase and sell at a profit enough hunts to operate profitably.

         However, management believes that we will be able to (1) acquire sufficient hunts at favorable pricing; (2) successfully implement marketing efforts; and (3) sell sufficient hunts at a profit to successfully operating our business.

         We believe we have accurately estimated our needs for the next twelve months based on receiving the minimum amount of the offering, of which there can be no assurance. It is possible that we may need additional funds if our sales revenues are less than anticipated or our costs are higher than estimated. At present, we have no current need or commitments for any capital expenditures. We have not reserved sufficient working capital to cover any unexpected expenses.

         If we are unable to raise the minimum amount, it will be necessary for us to find funding in order to implement our plan of operations. In addition, we anticipate that additional funding will be needed twelve months from the date of this document. We anticipate seeking additional financing in the form of loans or sales of our stock and there is no assurance that we will be able to obtain financing on favorable terms or at all or that we will find qualified purchasers for the sale of any stock.

Results of Operations


Three Months Ended June 30, 2006

         For the three months ended June 30, 2006, we had no revenues. We will require additional funding from the proceeds of this offering or from other sources in order to purchase additional hunts for resale. At June 30, 2006, we had no hunt inventory.

         No cost of sales was recorded in this three-month period because we did not sell any hunts for which we had a cost recorded in inventory. Our gross profit as a percentage of total revenues is subject to wide fluctuations each period primarily due to our current revenue recognition policies that require us to recognize hunt sales generally as cash payments are received. This may result in our recognizing the cost of sales for hunts as such costs are incurred and recognizing the revenue from the sales of hunts in different periods as cash payments are received from our customers.

         Our general and administrative expenses were $12,820, consisting of accounting and auditing expenses of $3,334 and travel expenses of $9,486. The travel expenses were incurred in an effort to develop customer relationships and to identify future hunts that we may purchase for resell.

         As a result, including a deferred income tax provision of $15, we reported a net loss of $12,835. Because of our current revenue recognition policies and due to the early stages of our business development, we do not believe the results of operations for the year ended March 31, 2006 or the three months ended June 30, 2006 are indicative of operating results to be expected in future periods.


Year Ended March 31, 2006

         For the year ended March 31, 2006, we recognized revenues $140,172 from the sale of hunts, representing payments received from eight customers. We currently recognize hunt sales revenues generally as cash payments are received. Of these sales, $54,000 was from an entity affiliated with one of our shareholders, representing 39% of total revenues. We did not have any consulting revenues during the year ended March 31, 2006.

         Our cost of sales for the year ended March 31, 2006 was $103,081, and included costs incurred to three outfitters. The gross profit on sales was $37,091, or approximately 27%.

         Our general and administrative expenses were $18,130 for the year ended March 31, 2006 and consisted primarily of legal and accounting expenses.

         As a result, net of a provision of income taxes of $3,743, we reported net income of $15,218. Because of our current revenue recognition policies and due to the early stages of our business development, we do not believe the results of operations for the year ended March 31, 2006 are indicative of operating results to be expected in future periods.

Period January 13, 2005 (Inception) to March 31, 2005


         For the period from January 13, 2005 (inception) to March 31, 2005, we recognized total revenues of $54,000. We recognized revenues of $49,000 from the sale of hunts, representing payments received from five customers. We recognized consulting revenues of $5,000 from one customer that was billed at the rate of $250 per hour.

         Our cost of sales for the period ended March 31, 2005 was $64,175, and included costs of hunt sales of $60,575 incurred to two outfitters and $3,600 in cost of consulting services at the rate of $180 per hour incurred to our president and majority stockholder, who contributed the cost of these services to capital. The gross profit on hunt sales was $(11,575), or approximately
(24)%. The gross profit on consulting services was 28%. Again, our gross profit as a percentage of sales fluctuates each year primarily due to our current revenue recognition policies that require us to recognize hunt sales generally as cash payments are received.


         We incurred no general and administrative expenses during the period ended March 31, 2005.

         As a result, net of an income tax benefit of $1,266, we reported a net loss of $8,909.

         Liquidity and Capital Resources

         As discussed above, we have a limited operating history and our results of operations are subject to significant fluctuations from period to period. There can be no assurance that we will be profitable in the future. These factors raise substantial doubts about our ability to continue as a going concern.


         As of June 30, 2006, we had a working capital deficit of $9,776 and cash of $1,751. To date, our cash flows have primarily come from our operations and from the issuance of our common stock.

         For the three months ended June 30, 2006, net cash used in operating activities was $17,124, comprised primarily of the payment of travel costs incurred in an effort to develop customer relationships and to identify future hunts that we may purchase for resell, and routine accounting and auditing fees included in general and administrative expenses. We did not have revenues or cost of sales during this period. We did not have cash flows provided by or used in investing or financing activities during the three months ended June 30, 2006.

         For the year ended March 31, 2006, net cash provided by operating activities was $75,975, and for the period January 13, 2005 (inception) to March 31, 2005, net cash provided by operating activities was $40,400. As discussed above under "Results of Operations", the primary source of our operating revenues and operating cash flows has been the resale of hunts. We were able to acquire most of the hunts sold in a non-cash transaction through the issuance of a payable to Mr. Peay of $133,000, which has allowed us to repay Mr. Peay for the purchase of the hunts as we have collected hunt income receipts from our customers. Cash flows from operations have been reduced in each period by the payment of routine accounting, auditing and legal fees, included in general and administrative expenses.

         During the year ended March 31, 2006, net cash used in financing activities was $117,500, comprised of a reduction of $113,000 in the payable to Mr. Peay incurred in the acquisition of hunt inventories, and the payment of deferred costs related to this offering of $4,500. During the period ended March 31, 2005, net cash provided by financing activities was $20,000, comprised of funds received from the purchase of our common stock by three investors, including Mr. Peay.


         Through March 31, 2006, we have not had cash flows provided by or used in investing activities.

         At March 31, 2006, we had not committed to spend any material funds on capital expenditures. However, we will require significant funds in the future to support our operations, primarily for the acquisition of hunt inventories. We intend to increase the number of hunts acquired and held in inventory for resale. We anticipate that such an investment in inventory will require increasing amounts of cash used in operating activities during future periods. There is no assurance that we will be successful in obtaining this additional financing.

         We recognize revenue upon receipt of payment rather than at the time of sale. Our deferred revenue is the unpaid amount of the purchase price of the hunts sold. Since we do not collect the full purchase price at the time a hunt is sold, we would expect that if the number of hunts sold increases so will the amount of deferred income relating to those hunts.

         In January 2005, we entered into an agreement with Don Peay, our president, whereby we acquired ten Big Dall Sheep hunts from Artic Red River Outfitters in consideration for $133,000. Since Mr. Peay is our president, this was not an arms length transaction. Mr. Peay acquired these hunts for $100,000. The agreement provided that $10,000 be paid on or before June 30, 2005 and the remaining $123,000 be paid on or before January 31, 2007. Through March 31, 2006, $113,000 of this obligation has been paid. We will not use the proceeds of this offering to pay off the remaining $20,000 obligation. We anticipate using revenue from hunt sales to pay off this debt. If we raise the minimum amount, we will be able to execute our plan of operation and we anticipate that we will be able to satisfy our cash needs for the next twelve months while allowing our business to generate income.


         During the period ended March 31, 2005, Mr. Peay contributed to capital consulting services of $3,600, incurred at the rate of $180 per hour. These services were provided to a customer for $5,000 at the rate of $250 per hour. No additional shares were distributed to Mr. Peay for these contributed services, but we recorded an increase to additional paid in capital of $3,600 in the period ended March 31, 2005.


         Our working capital and other capital requirements for the foreseeable future will vary based upon a number of factors, including the number of big game hunts we acquire, the amount we spend on our sales and marketing activities and the level of our sales. We anticipate that if the minimum amount is raised those amounts together with anticipated future sales will allow us to continue our operations for a period of at least twelve months and thereafter. If we do not raise the minimum amount this offering will be terminated and investors will receive their money back promptly and without deduction and we should still be able to continue our operations for a period of at least twelve months and thereafter, although we will have less capital so the volume of hunts that we will buy and sell would be reduced. There can be no assurance that we have accurately forecasted future sales. If we do not raise minimum amount in this offering we will need to locate additional sources of funds to continue operations. There are no contractual arrangements in place that would provide us with additional funding and there can be no assurance that we will be able to obtain additional funding on commercially reasonable terms or at all.

         Off Balance Sheet Arrangements

         We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

         Critical Accounting Policies

Accounts Receivable


         Accounts receivable are amounts due on hunting permit sales (see "Revenue Recognition" below), are unsecured, and do not bear interest. Because we have only a limited operating history, we are unable to estimate the collectibility of our accounts receivables. Accordingly, we recognize revenue upon receipt of payment rather than at the time of sale. As we develop a history of collections we will be able to better estimate an allowance for possible bad debts. The amount of accounts receivable and related sales which have not been recognized was approximately $19,000 at June 30, 2006 and March 31, 2006 and $30,000 at March 31, 2005.


Inventories

         Inventories are stated at the lower of average cost or market, and consist of hunting permits.

Income Taxes

         Deferred income taxes are provided for items reported in different periods for income tax purposes than for financial reporting purposes.

Revenue Recognition

         The Company is in the business of selling big game hunting packages to high end clients who seek to hunt with the top tier big game outfitters. We also offer related consulting services to these clients. We intend to accomplish our business objectives primarily through the establishment of strategic alliances with guides and outfitters and past experiences arranging for hunts.

         The Company's main product being sold is hunting trips, which includes the hunting license and guide fees. This does not include the travel requirements, any special charter fees or obtaining government visas or other potentially required instruments to complete the hunts. The Company attempts to resell the hunting packages at a profit or for a mark-up. The Company provides incidental advisory services to purchasers of hunting trips by helping clients select an appropriate hunt. The Company believes these advisory services are incidental to the hunting trip, and has not and does not expect in the future to charge additional fees for these services. In accordance with Emerging Issues Task Force ("EITF") 00-21, "Revenue Arrangements with Multiple Deliverables", the Company has concluded that the advisory services incidental to the sale of hunting trips do not have value to the customer on a stand alone basis requiring separate revenue recognition accounting from the hunting trip revenue. The Company also offers other consulting services in arrangements separate from hunting trips, which are described below.


         Industry practice generally dictates that a hunt is purchased well in advance of the actual dates of the hunt due to significant amounts of preparation and logistical planning required prior to the hunt. Revenues for hunt sales are recorded when a non-refundable cash down payment and an executed sales contract are received for the amount of the cash received. The remainder of the amount due on the sales contract is recorded as revenue when it is received, which at times may be several months prior to the dates of the related hunts. The balance due does not bear interest. The Company has no additional rescission, refund or customer satisfaction requirements. When these conditions are met the buyer receives all legal rights to the hunt, including the right of transferability and any changes or modifications are between the buyer and the outfitter.


         The Company also from time to time generates revenues from consulting services offered separately from the sale of hunting trips. This consulting revenue is generally billed on an agreed-upon hourly rate, and may include the following types of services:

         o  Providing clients with advice about outfitters and hunts
         o  Assisting clients with travel arrangements and obtaining permits
         o  Accompanying hunters on the hunting expedition
         o  Taking video footage of the hunting expedition
         o  Providing outfitters with information about improving operations

Revenues from consulting services are recognized when a written consulting agreement is executed that establishes the amount and scope of service to be provided, the consulting services have been performed and the Company has no additional rescission, refund or customer satisfaction requirements, and collectibility of the amount billed is reasonably assured. When a consulting agreement contains multiple deliverables, the Company reviews the various services to be provided in accordance with EITF 00-21 to determine if individual services to be delivered should be considered a separate unit of accounting for purposes of determining revenue recognition. The individual services would be considered a separate unit of accounting if all of the following criteria are met:

         a. The delivered item(s) has value to the customer on a standalone basis;
         b. There is objective and reliable evidence of the fair value of the undelivered item(s); and
         c. If the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Company.


         Because the Company has only a limited operating history, it is unable to estimate the collectibility of its accounts receivable. Accordingly, the Company is recognizing its revenue upon receipt of payment rather than at the time of sale. As the Company develops a history of collections, it will be able to better estimate an allowance for possible bad debts. As of June 30, 2006 and March 31, 2006, the Company had accounts receivable of $19,000 for hunt revenues that did not meet the revenue recognition requirement.

         Recent Accounting Pronouncements

         We have not adopted any new accounting policies that are not disclosed in our financial statements, and we believe that we are in compliance with all applicable accounting pronouncements.

         Employees

         We do not anticipate that we will not hire any additional employees during the next twelve months.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


         Set forth below is certain information concerning our sole director and executive officer as of September 25, 2006.


                                                                      With the
     Name          Age                  Position                   Company Since
     ----          ---                  --------                   -------------

Donald K. Peay     44    Chief Executive Officer, President, Chief      2005
                         Financial Officer, Secretary and Treasurer
---------------

         Donald K. Peay. Mr. Peay is our sole officer and director. He has been a director and officer since inception in January 2005 and his term as a director expires at the next annual meeting of stockholders. Mr. Peay has a BS in Chemical Engineering and an MBA from Brigham Young University. From 1990 to 1995, Mr. Peay owned and operated Petroleum Environmental Management, Inc. In 1995, Mr. Peay started Peay's Consulting Companies, Inc. ("PCC"). PCC provides strategic planning, business planning and business growth, wildlife management policy implementation, land use policy, land acquisition, and revenue generation strategies for businesses involved in the wildlife conservation and hunting industries. It is not anticipated that PCC will do any work for WTO. Mr. Peay has also founded three Wildlife Conservation organizations: Sportsmen for Fish and Wildlife, Sportsmen for Habitat, and the Utah Chapter of the Foundation for North American Wild Sheep. Mr. Peay has spent most of his available business time during the past eight years doing consulting work for these organizations through PCC. These organizations have tens of thousands of members and raise tens of millions of dollars for conservation. Mr. Peay spends approximately ten percent (four hours per week) of his available business time working for WTO. Mr. Peay is currently planning to continue working in the hunting and conservation industry and for WTO for the foreseeable future. At some point in time, Mr. Peay may devote his full attention to the operations of WTO.

         The executive officer is elected by the board of directors on an annual basis and serve at the discretion of the board.

Potential Conflict in Connection with Consulting Activities

         WTO provides the following consulting services: (1) providing clients with advice about which outfitters are providing the hunts, including dates, times, and locations that most meet the clients desires; (2) assisting clients in making travel arrangements and obtaining any special visa or travel permits;
(3) accompanying the hunters on the hunting expedition; (4) taking video footage of the entire hunting and travel experience; and (5) providing outfitters information about improving land use and improving their business operations by effectively marketing their hunting services. WTO charges $100 per hour for these services. WTO does not consult for nonprofit organizations.

         While Peay's Consulting Companies, Inc. consults with respect to revenue generation strategies for businesses involved in the wildlife conservation and hunting industries. Mr. Peay provides these services for Peay's Consulting Companies, Inc. These services are performed exclusively for nonprofit organizations. This Company generates revenues through donations and does not charge fees for the services rendered.

         Mr. Peay's participation in providing consulting services for both of these entities could present a conflict of interest. However, WTO has determined that no such conflict exists because of the fact that (i) WTO does not consult for nonprofit organizations and Peay's Consulting Companies, Inc. only consults for nonprofit organizations and (ii) WTO generates consulting revenues by charging fees for the consulting services and Peay's Consulting Companies, Inc. is dependent on donations for funding.

Board Committees

         Our board does not have a standing, audit, nominating or compensation committee. The board will participate in the consideration of director nominees. The board will formulate a policy with regard to the consideration of director candidates recommended by security holders and the minimum qualifications of such candidates. It anticipates having such a policy in place before our next annual stockholders meeting. The sole member of the board is not considered "independent" as defined by Rule 4200(a) of the NASD's Marketplace Rules. In addition, Mr. Peay, who is not an independent director, does not qualify as a "financial expert" as defined in Item 401 of Regulation S-B.

                             EXECUTIVE COMPENSATION


         For the period ended March 31, 2005, we billed $5,000 in consulting services to one customer. Our president charged us $3,600 for these services and contributed the services to capital. Mr. Peay did not receive additional shares of our common stock for these contributed services.

         Currently, we do not have any written compensation agreement with Mr. Peay, our only named executive officer, and, except for the consulting services for which Mr. Peay charged the Company $3,600 as described in the prior paragraph, we have not paid or awarded Mr. Peay any amounts for services rendered nor has Mr. Peay earned any amounts from us. We do not intend to pay Mr. Peay a salary during 2006 and we did not pay him a salary during 2005. Thereafter, we have not made any arrangements with Mr. Peay regarding his compensation. Mr. Peay is entitled to reimbursement for any out of pocket costs incurred on behalf of WTO. At such time as WTO is generating sufficient revenue to cover all costs, we will enter a written compensation agreement with Mr. Peay and we intend to pay him a salary at rates that are similar to the rates paid by similarly situated companies. Since Mr. Peay is the only member of the board of directors, he will be determining the amount of his pay. This will create a conflict of interest. There are no compensatory plans or arrangements, including payments to our officer in relation to resignation, retirement, or other termination of employment with WTO, or any change in control of WTO, or a change in the officer's responsibilities following a change in control of WTO.


         In January 2005, we entered into an agreement with Don Peay, our president, whereby we acquired ten Big Dall Sheep hunts from Artic Red River Outfitters in consideration for $133,000. Since Mr. Peay is our president, this was not an arms length transaction. Mr. Peay acquired these hunts for $100,000. That means that Mr. Peay will make approximately $33,000 in connection with this transaction.

Compensation of Directors

         We have paid no cash fees or other consideration to our director for service as a director since inception. We have made no agreements regarding future compensation of directors. Our director is entitled to reimbursement for reasonable expenses incurred in the performance of his duties as a member of the board of directors.

Indemnification for Securities Act Liabilities

         Nevada law authorizes, and our Bylaws and Certificate of Incorporation provide for, indemnification of our directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In January 2005 and in connection with the organization of WTO, Mr. Peay, our sole officer and director and a promoter, acquired 10,000,000 shares of common stock for $10,000. At the time of Mr. Peay's investment, WTO had no other stockholders.


         In January 2005, we entered into an agreement with Don Peay, our president, whereby we acquired ten Big Dall Sheep hunts from Mr. Peay who acquired the hunts from Artic Red River Outfitters. Mr. Peay paid an aggregate of $100,000 for these hunts. We paid an aggregate of $133,000 to acquire these hunts from Mr. Peay. Our agreement with Mr. Peay provided that $10,000 be paid on or before June 30, 2005 and the remaining $123,000 be paid on or before January 31, 2007. As of June 30, 2006 and March 31, 2006, we had a balance due Mr. Peay of $20,000. The price paid for the hunts was determined by Mr. Peay. We anticipate acquiring hunts directly from outfitters in the future and not through Mr. Peay. At the time these hunts were acquired by Mr. Peay WTO did not exist. We will not use the proceeds of this offering to pay off the remainder of this obligation. We anticipate using revenue from product sales to pay off this debt.


         For the period ended March 31, 2005, we billed $5,000 in consulting services to one customer. Mr. Peay charged us $3,600 for these services and contributed the services to capital.

         We have not entered into any other arrangements with Mr. Peay for the payment of funds or anything else of value.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

Common Stock


         Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 25, 2006, for: (i) each person who is known by us to beneficially own more than five percent of the our common stock, (ii) each of our directors,
(iii) our Named Executive Officer, and (iv) all directors and executive officers as a group. As of September 25, 2006, we had 11,000,000 shares of common stock outstanding.

                                            % of       % of Total   % of Total
                             Common        Total         Common       Common
    Name and Address         Shares        Common        After         After      % of Total
     of Beneficial        Beneficially    Before        Minimum       Maximum      Voting
       Owner (1)             Owned        Offering    Offering (2)   Offering (2) Power (3)      Position
       ---------             -----        --------    ------------   ---------    ---------      --------
Donald K. Peay (1)          10,000,000      91%           90%           88%          88%       CEO,
                                                                                               President,
                                                                                               CFO,
                                                                                               Secretary
                                                                                               and
                                                                                               Treasurer
Executive Officers and      10,000,000      91%           90%           88%          88%
   Directors as a Group
   (one person)
--------------

(1) Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as our address.
(2) Assumes that Mr. Peay does not purchase additional shares in this offering.
(3) Percentages assume sale of maximum offering.

Changes in Control

         We are not aware of any arrangements which may, at a subsequent date, result in a change in control of our company.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock currently consists of 100,000,000 shares of common stock, $.001 par value per share; and 10,000,000 shares of preferred stock, $.001 par value per share, of which no shares have been designated or issued. The following descriptions are a summary and qualified in their entirety by the provisions of our Articles of Incorporation and by the provisions of Nevada General Corporation Law.

Common Stock

         As of the date of this document, we had 11,000,000 shares of common stock outstanding. Except as otherwise required by applicable law and subject to the preferential rights of the any outstanding preferred stock, all voting rights are vested in and exercised by the holders of the common stock with each share of common stock being entitled to one (1) vote. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor.

Blank Check Preferred Stock

         Our board of directors is empowered, without further action by stockholders, to issue from time to time one or more series of preferred stock, with such designations, rights, preferences and limitations as the board of directors may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters among such series as may be determined by the board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. Certain issuances of preferred stock may have the effect of delaying or preventing a change in control of our company that some stockholders may believe is not in their interest.

Transfer Agent and Registrar

         Action Stock Transfer Corporation is our stock transfer agent. Our transfer agent's offices are located at 7069 S Highland Drive, Salt Lake City, Utah 84121 and the telephone number is 801-274-1088.

Penny Stock Rules

         Our stock will become subject to the penny stock rules which impose significant restrictions on the Broker-Dealers and may affect the resale of our stock. A penny stock is generally a stock that:

         o  is not listed on a national securities exchange or Nasdaq,
         o  is listed in "pink sheets" or on the NASD OTC Bulletin Board,
         o  has a price per share of less than $5.00, and
         o is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including:

         o  determination of the purchaser's investment suitability,
         o delivery of certain information and disclosures to the purchaser, and
         o receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules,

         o such rules may materially limit or restrict the ability to resell our common stock, and
         o the liquidity typically associated with other publicly traded equity securities may not exist.

A market for our stock may never develop and you would not have the ability to sell your stock publicly.

                              PLAN OF DISTRIBUTION

         We are offering a minimum of 200,000 shares and a maximum of 400,000 shares of common stock. The public offering price will be fixed at $.50 per share. No public market currently exists for our shares. From inception to date we have had very limited operations.

         The shares are offered on a "minimum/maximum, best efforts" basis directly through our officers. No commission or other compensation related to the sale of the shares will be paid to our officers. The proceeds of the offering will be placed and held in an escrow account at U.S. Bank National Association, until a minimum of $100,000 in cash has been received as proceeds from sale of shares. Subscribers are not subject to any minimum purchase requirement. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire no later than 120 days after the date of this prospectus.

         In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased by check payable to the order of U.S. Bank National Association, Escrow Agent for World Trophy Outfitters, Inc. or you may send your purchase price by wire transfer directly to the escrow agent. If you pay by check the check can be delivered to us or directly to escrow agent. If you pay by wire transfer the subscription funds should be sent directly to escrow agent. You may contact us for wiring or mail instruction for escrow agent. Any subscription funds we receive will be forwarded to escrow agent.

         The escrow agreement provides that the escrow agent is entitled to a one time fee of $1,000, reimbursement of out-of-pocket expenses and payment for extraordinary services rendered in connection with the escrow arrangement. We are primarily liable to pay these fees. The $1,000 fee has been paid. In the event we are unable to pay the reimbursement for out-of-pocket expenses or any fees for extraordinary services rendered, the escrow agreement provides that escrow agent has a lien or right of setoff on all funds, monies or other assets held in the escrow account to pay all of its fees and reimbursable expenses permitted under the escrow agreement. In other words, the funds deposited in escrow could be used to pay fees of the escrow agent should we be unable to pay the amounts owing.

         Until the minimum 200,000 shares are sold, all funds will be deposited in a non-interest bearing escrow account at U.S. Bank National Association In the event that 200,000 shares are not sold during the 90 day selling period (subject to a 30 day extension) commencing on the date of this prospectus, all funds will be promptly returned to investors. If 200,000 shares are sold, we may either continue the offering for the remainder of the selling period or close the offering at any time.

         Solicitation for purchase of our shares will be made only by means of this prospectus and communications with Mr. Don Peay, our president. It is anticipated that Mr. Peay will contact business associates, friends, clients and contacts regarding a potential investment in WTO.

         Mr. Peay will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. Mr. Peay meets the conditions of Rule 3a4-1 and therefore, is not required to register as a broker-dealer pursuant to Section 15. Specifically, Mr. Peay (i) is not subject to statutory disqualification, (ii) is not compensated in connection with his participation by the payment of commissions or other remuneration in connection with this offering, (iii) is not an associated person of a broker or dealer, (iv) has performed and is expected to perform after the closing substantial duties for WTO which duties are unrelated to the offering, (v) has not ever been a broker or dealer or an associated person of a broker or dealer, and (vi) does not participate in selling an offering of securities for any issuer more than once every 12 months.

         Our officers will not purchase shares in this offering in order to reach the minimum or otherwise.

         We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

                                LEGAL PROCEEDINGS

         We are not party to any legal proceedings.

                                  LEGAL MATTERS

         The validity of the common stock offered by this prospectus will be passed upon for us by Blackburn & Stoll, LC, Salt Lake City, Utah.


                                     EXPERTS

         The financial statements as of and for the periods ended March 31, 2006 and 2005 included in this prospectus and filing have been audited by Pritchett, Siler & Hardy, P.C., independent registered public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                  CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         None


                              AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to World Trophy Outfitters, Inc. and the shares offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from the Commission upon payment of a prescribed fee. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. This information is also available from the Commission's Internet website, http://www.sec.gov.

         We are not required to deliver annual reports to security holders and we do not intend to voluntarily send annual reports until and unless we are required to do so by applicable law. We do not file annual or quarterly reports with the SEC. If this registration statement is declared effective, we will begin filing annual and quarterly reports with the SEC thereafter.

                          WORLD TROPHY OUTFITTERS, INC.

                              FINANCIAL STATEMENTS

                                      INDEX


         Report of Independent Registered Public Accounting Firm...........F-2

         Balance Sheets ...................................................F-3

         Statements of Operations..........................................F-4

         Statements of Stockholders' Equity (Deficit)......................F-5

         Statements of Cash Flows..........................................F-6

         Notes to Financial Statements.....................................F-7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors
WORLD TROPHY OUTFITTERS, INC.
Bountiful, Utah

We have audited the accompanying balance sheets of World Trophy Outfitters, Inc. at March 31, 2006 and 2005 and the related statements of operations, stockholders' equity (deficit) and cash flows for the year ended March 31, 2006 and for the period from inception on January 13, 2005 through March 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Trophy Outfitters, Inc. as of March 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended March 31, 2006 and for the period from inception on January 13, 2005 through March 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company was only recently formed, and has had a limited operating history. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regards to these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

As described in Note 2 to the financial statements the company has restated its March 31, 2005 financial statements to reflect the value of services donated to the company.


/s/ PRITCHETT, SILER & HARDY, P.C.

PRITCHETT, SILER & HARDY, P.C.
June 16, 2006
Salt Lake City, Utah

                                          WORLD TROPHY OUTFITTERS, INC.
                                                 Balance Sheets



                                                              June 30,                    March 31,
ASSETS                                                          2006               2006               2005
                                                            (Unaudited)                            (Restated)
                                                         ------------------- ------------------ ------------------
Current assets:
   Cash                                                       $      1,751         $   18,875          $  60,400
   Inventories                                                          --                 --             53,025
   Deposits                                                          6,027              6,027              6,000
   Deferred offering costs                                          15,383             15,383                 --
   Deferred tax asset                                                3,658              3,658              8,951
                                                         ------------------- ------------------ ------------------

   Total current assets                                             26,819             43,943            128,376

Deferred tax asset                                                     202                217                274
                                                         ------------------- ------------------ ------------------

                                                                  $ 27,021           $ 44,160          $ 128,650
                                                         =================== ================== ==================

LIABILITIES AND STOCKHOLDERS'
   EQUITY (DEFICIT)

Current liabilities:
   Accounts payable - related party                               $ 20,000           $ 20,000          $ 133,000
   Accounts payable                                                 15,420             18,449                 --
   Income taxes payable                                                 --                 --              1,607
   Customer deposits                                                 1,175              2,450              6,000
                                                         ------------------- ------------------ ------------------

   Total current liabilities                                        36,595             40,899            140,607
                                                         ------------------- ------------------ ------------------

Commitments and contingencies

Stockholders' equity (deficit):
  Common stock; $.001 par value, 100,000,000
    shares authorized, 11,000,000 shares issued
    and outstanding                                                 11,000             11,000             11,000
   Additional paid-in capital                                      (14,048)           (14,048)           (14,048)
   Retained earnings (deficit)                                      (6,526)             6,309             (8,909)
                                                         ------------------- ------------------ ------------------

   Total stockholders' equity (deficit)                             (9,574)             3,261            (11,957)
                                                         ------------------- ------------------ ------------------

                                                                  $ 27,021           $ 44,160          $ 128,650
                                                         =================== ================== ==================


                                 See accompanying notes to financial statements

                                                      F-3

                                               WORLD TROPHY OUTFITTERS, INC.
                                                  Statements of Operations



                                                                                                              Period
                                                         Three Months Ended                                January 13,
                                                              June 30,                                         2005
                                                 -----------------------------------                      (Inception) to
                                                                         2005                                March 31
                                                       2006           (Unaudited)        Year Ended            2005
                                                    (Unaudited)        (Restated)      March 31, 2006       (Restated)
                                                 ------------------ ---------------- ------------------- -----------------
   Revenues:
      Sales                                            $        --      $     7,572         $    86,172       $    41,000
      Sales - related party                                     --           54,000              54,000             8,000
      Consulting                                                --               --                  --             5,000
                                                 ------------------ ---------------- ------------------- -----------------

      Total revenues                                            --           61,572             140,172            54,000

   Cost of sales                                                --           60,661             103,081            64,175
                                                 ------------------ ---------------- ------------------- -----------------

   Gross profit                                                 --              911              37,091           (10,175)

   General and administrative expenses                      12,820            1,500              18,130                --
                                                 ------------------ ---------------- ------------------- -----------------

   Operating income (loss)                                 (12,820)            (589)             18,961           (10,175)

   Provision (benefit) for income taxes:
      Current                                                   --             (580)             (1,607)            1,607
      Deferred                                                  15              718               5,350            (2,873)
                                                 ------------------ ---------------- ------------------- -----------------

   Net income (loss)                                   $   (12,835)     $      (451)        $    15,218       $    (8,909)
                                                 ================== ================ =================== =================


   Income (loss) per common share                      $        --      $        --         $        --       $        --
                                                 ================== ================ =================== =================

   Weighted average number of shares
      outstanding, basic and diluted                    11,000,000       11,000,000          11,000,000        10,844,000
                                                 ================== ================ =================== =================



                                       See accompanying notes to financial statements

                                                               F-4

                                                  WORLD TROPHY OUTFITTERS, INC.
                                          Statements of Stockholders' Equity (Deficit)
                                     Period January 13, 2005 (Inception) to March 31, 2005,
                                                    Year Ended March 31, 2006
                                        and (Unaudited) Three Months Ended June 30, 2006



                                                                              Additional     Retained
                               Preferred Stock          Common Stock            Paid-In      Earnings
                             --------------------
                              Shares    Amount      Shares        Amount        Capital      (Deficit)       Total
                             --------- ---------- ------------ ------------- -------------- ------------ --------------
Balance, January 13,
  2005 (Inception)                 --       $  --           --       $    --     $       --     $     --       $     --

Issuance of common stock
  for cash at $.001 per share      --          --   10,000,000        10,000             --           --         10,000

Issuance of common stock
  for cash at $.01 per share       --          --    1,000,000         1,000          9,000           --         10,000

Adjustment for carryover
  basis of inventory, net of
  income taxes of $6,352           --          --           --            --        (26,648)          --        (26,648)

Consulting services
  contributed to capital           --          --           --            --          3,600           --          3,600

Net loss (restated)                --          --           --            --             --       (8,909)        (8,909)
                             --------- ---------- ------------ ------------- -------------- ------------ --------------

Balance, March 31, 2005            --          --   11,000,000        11,000        (14,048)      (8,909)       (11,957)

Net income                         --          --           --            --             --       15,218         15,218
                             --------- ---------- ------------ ------------- -------------- ------------ --------------

Balance, March 31, 2006            --          --   11,000,000        11,000        (14,048)       6,309          3,261

Net loss (unaudited)               --          --           --            --             --      (12,835)       (12,835)
                             --------- ---------- ------------ ------------- -------------- ------------ --------------

Balance, June 30, 2006
  (unaudited)                      --       $  --   11,000,000       $11,000     $  (14,048)    $ (6,526)      $ (9,574)
                             ========= ========== ============ ============= ============== ============ ==============


                                         See accompanying notes to financial statements

                                                              F-5

                                               WORLD TROPHY OUTFITTERS, INC.
                                                  Statements of Cash Flows



                                                                                                           Period
                                                       Three Months Ended                               January 13,
                                                            June 30,                                        2005
                                                ---------------------------------                      (Inception) to
                                                                      2005                                March 31
                                                     2006          (Unaudited)        Year Ended            2005
                                                  (Unaudited)       (Restated)      March 31, 2006       (Restated)
                                                ---------------- ---------------- ------------------- -----------------
Cash flows from operating activities:
   Net income (loss)                                 $ (12,835)         $   (451)          $  15,218          $  (8,909)
   Adjustments to reconcile net income
     (loss) to net cash provided by (used in)
     operating activities:
      Consulting services contributed
         to capital                                         --                --                   --             3,600
      Deferred income taxes                                 15              (718)              5,350             (2,873)
      (Increase) decrease in:
         Inventories                                        --            10,605              53,025             46,975
         Deposits                                           --             6,000                 (27)            (6,000)
      Increase (decrease) in:
         Accounts payable                               (3,029)               --               7,566                 --
         Income taxes payable                               --               580              (1,607)             1,607
         Customer deposits                              (1,275)           (6,000)             (3,550)             6,000
                                                ---------------- ---------------- ------------------- -----------------

   Net cash provided by (used in)
      operating activities                             (17,124)           10,016              75,975             40,400
                                                ---------------- ---------------- ------------------- -----------------

Cash flows from investing activities                        --                --                  --                 --
                                                ---------------- ---------------- ------------------- -----------------

Cash flows from financing activities:
   Reduction in related party payable                       --           (10,000)           (113,000)                --
   Increase in deferred offering costs                      --            (3,500)             (4,500)                --
   Issuance of common stock                                 --                --                  --             20,000
                                                ---------------- ---------------- ------------------- -----------------

   Net cash provided by (used in)
      financing activities                                  --           (13,500)           (117,500)            20,000
                                                ---------------- ---------------- ------------------- -----------------

Net increase (decrease) in cash                        (17,124)           (3,484)            (41,525)            60,400

Cash, beginning of period                               18,875            60,400              60,400                 --
                                                ---------------- ---------------- ------------------- -----------------

Cash, end of period                                   $  1,751         $  56,916           $  18,875          $  60,400
                                                ================ ================ =================== =================


                                    See accompanying notes to financial statements

                                                       F-6

                          WORLD TROPHY OUTFITTERS, INC.
                          Notes to Financial Statements



Note 1 - Organization and Summary of Significant Accounting Policies

Organization

         World Trophy Outfitters, Inc., (the Company) was incorporated under the laws of the State of Nevada on January 13, 2005. The Company's business activities consist of sales of hunting permits and guided hunting excursions and services related to these types of activities. Further, during the year ended March 31, 2006, the Company commenced its planned principal operations and emerged from the development stage.

Interim Financial Information

         The interim financial information of the Company as of June 30, 2006 and for the three-month periods ended June 30, 2006 and 2005 is unaudited. In the opinion of management, all adjustments (consisting of normal recurring items) that are necessary to fairly present the financial position as of June 30, 2006 and the results of operations and cash flows for the three-month periods ended June 30, 2006 and 2005 for the interim periods reported have been made. The results of operations for the three months ended June 30, 2006 are not necessarily indicative of the results that can be expected for the entire fiscal year ending March 31, 2007.

Concentration of Credit Risk

         The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Cash and Cash Equivalents

         For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Since its inception, the Company has not held any short-term investments considered to be cash equivalents.

Accounts Receivable

         Accounts receivable are amounts due on hunting permit sales (see "Revenue Recognition" below), are unsecured, and do not bear interest. Because the Company has only a limited operating history, it is unable to estimate the collectibility of its accounts receivable. Accordingly, the Company is recognizing its revenue upon receipt of payment rather than at the time of sale. As the Company develops a history of collections, it will be better able to estimate an allowance for possible bad debts. The amount of accounts receivable and related sales which have not been recognized was approximately $19,000, $19,000, and $30,000 at June 30, 2006, March 31, 2006 and March 31, 2005,
respectively.

Inventories

         Inventories are stated at the lower of average cost or market, and consist of hunting permits.

                          WORLD TROPHY OUTFITTERS, INC.
                          Notes to Financial Statements


Income Taxes

         Deferred income taxes are provided for items reported in different periods for income tax purposes than for financial reporting purposes.

Revenue Recognition

         The Company is in the business of providing a booking and consulting service for and selling big game hunting packages to high end clients who seek to hunt with the top tier big game outfitters. The Company intends to accomplish its business objectives primarily through the establishment of strategic alliances with guides and outfitters and past experiences arranging for hunts.

         The Company's main product being sold is hunting trips, which includes the hunting license and guide fees. This does not include the travel requirements, any special charter fees or obtaining government visas or other potentially required instruments to complete the hunts. The Company attempts to resell the hunting packages at a profit or for a mark-up. The Company provides consulting services by helping clients select an appropriate hunt. The Company believes these consulting services are incidental to the hunting trip, and has not and does not expect in the future to charge additional fees for these consulting services. In accordance with Emerging Issues Task Force ("EITF") 00-21, "Revenue Arrangements with Multiple Deliverables", the Company has concluded that the consulting services incidental to the sale of hunting trips do not have value to the customer on a stand alone basis requiring separate revenue recognition accounting from the hunting trip revenue. The Company also offers other consulting services in arrangements separate from hunting trips, which are described below.

         Industry practice generally dictates that a hunt is purchased well in advance of the actual dates of the hunt due to significant amounts of preparation and logistical planning required prior to the hunt. Revenues for hunt sales are recorded when a non-refundable cash down payment and an executed sales contract are received for the amount of the cash received. The remainder of the amount due on the sales contract is recorded as revenue when it is received, which at times may be several months before the dates of the related hunts. The balance due does not bear interest. The Company has no additional rescission, refund or customer satisfaction requirements. When these conditions are met the buyer receives all legal rights to the hunt, including the right of transferability and any changes or modifications are between the buyer and the outfitter.

         The Company also from time to time generates revenues from consulting services. This consulting revenue is generally billed on an agreed-upon hourly rate, and may include the following types of services:

         o  Providing clients with advice about outfitters and hunts
         o  Assisting clients with travel arrangements and obtaining permits
         o  Accompanying hunters on the hunting expedition
         o Taking video footage of the hunting expedition o Providing outfitters with information about improving operations

         Revenues from consulting services are recognized when a written consulting agreement is executed that establishes the amount and scope of service to be provided, the consulting services have been performed and the Company has no additional rescission, refund or customer satisfaction requirements, and collectibility of the amount billed is reasonably assured. When a consulting agreement contains multiple deliverables, the Company reviews

                          WORLD TROPHY OUTFITTERS, INC.
                          Notes to Financial Statements


the various services to be provided in accordance with EITF 00-21 to determine if individual services to be delivered should be considered a separate unit of accounting for purposes of determining revenue recognition. The individual services would be considered a separate unit of accounting if all of the following criteria are met:

         a. The delivered item(s) has value to the customer on a standalone basis;
         b. There is objective and reliable evidence of the fair value of the undelivered item(s); and
         c. If the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Company.

         Because the Company has only a limited operating history, it is unable to estimate the collectibility of its accounts receivable. Accordingly, the Company is recognizing its revenue upon receipt of payment rather than at the time of sale. As the Company develops a history of collections, it will be able to better estimate an allowance for possible bad debts. As of June 30, 2006 and March 31, 2006, the Company had accounts receivable of $19,000 for hunt revenues that did not meet the revenue recognition requirement.

Earnings Per Share

         The computation of basic earnings per common share is based on the weighted average number of shares outstanding during the period.

         The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is anti-dilutive. The Company has not issued any stock options or warrants.

Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

         Certain amounts in the prior years' financial statements have been reclassified to conform with the current year presentation.


Note 2 - Restatement

         The Company has restated its financial statements for the period January 13, 2005 (date of inception) to March 31, 2005 to record the value of professional services contributed to capital by its president and majority stockholder. The Company has recorded an increase to cost of sales and to additional paid-in capital of $3,600 to reflect the value of the services as

                          WORLD TROPHY OUTFITTERS, INC.
                          Notes to Financial Statements


determined by the president. The Company had previously billed and recorded consulting revenues of $5,000, but did not include the cost of these services provided by the president and contributed to capital.

         The following table highlights the significant changes in the financial statements for the period ended March 31, 2005 from those previously reported:

                                      As Previously
                                         Reported       Restated      Change
                                     -------------------------------------------

   Total Assets                          $ 128,650     $ 128,650       $    --

   Stockholders' equity (deficit)        $ (11,957)    $ (11,957)      $    --

   Total revenues                        $  54,000     $  54,000       $    --

   Cost of sales                         $  60,575     $  64,175       $ 3,600

   Net loss                              $  (5,309)    $  (8,909)      $(3,600)

   Loss per common share                 $      --     $      --       $    --


         The Company has restated its financial statements for the three-month period ended June 30, 2005 to correct revenues and cost of sales to be consistent with the Company's revenue recognition policy. The Company has also reduced general and administrative expenses for this period to reclassify legal fees to deferred offering costs, a current asset.

         The following table highlights the significant changes in the financial statements for the period ended June 30, 2005 from those previously reported (unaudited):

                                        As Previously
                                           Reported      Restated      Change

   Total revenues                          $ 75,400      $ 61,572     $ (13,828)

   Cost of sales                           $ 67,389      $ 60,661     $  (6,728)

   General and administrative expenses     $  5,000      $  1,500     $  (3,500)

   Net income (loss)                       $  2,011      $   (451)    $  (2,462)

   Income (loss) per common share          $     --      $     --     $      --


Note 3 - Income Taxes

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109. SFAS No. 109 requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards.

                          WORLD TROPHY OUTFITTERS, INC.
                          Notes to Financial Statements


         Deferred tax assets are comprised of the following:

                                                 June 30,          March 31,
                                                   2006        2006        2005
                                                   ----        ----        ----
         Deferred tax assets:
            Accounts receivable                  $  3,658    $  3,658   $  5,775
            Net operating loss carryforward         2,576          94         --
            Inventory                                  --          --      3,176
            Organization costs                        202         217        274
            Less valuation allowance               (2,576)        (94)        --
                                              ----------------------------------

                                                 $  3,860    $  3,875   $  9,225
                                              ==================================

         Recorded as follows:
            Current asset                        $  3,658    $  3,658   $  8,951
            Other asset                               202         217        274
                                              ----------------------------------

                                                 $  3,860    $  3,875   $  9,225
                                              ===========-===========-==========

         The Company had no deferred tax liabilities at June 30, 2006, March 31, 2006 and March 31, 2005. The amount and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined. The Company has recorded a valuation allowance to fully offset the deferred tax asset arising from the net operating loss carryforward at each balance sheet date. The Company anticipates being able to utilize all other deferred tax assets.

         The reconciliation of the provision (benefit) for income taxes computed at the U.S. federal statutory tax rate to the Company's effective tax rate for the three-month periods ended June 30, 2006 and 2005, and the fiscal years ended March 31, 2006 and 2005 is as follows:

                                                              Three Months Ended            Fiscal Years Ended
                                                                   June 30,                      March 31,
                                                         ------------------------------ ----------------------------
                                                             2006            2005           2006           2005
                                                         --------------  -------------- -------------- -------------
   Federal provision (benefit) at statutory rate              (15.00)%        (15.00)%         15.00%      (15.00)%
   State income tax                                            (4.48)%         (8.37)%          4.24%       (4.25)%
   Consulting services contributed to capital                     --              --              --         6.81%
   Change in valuation allowance                               19.36%             --             .50%          --
                                                         --------------  -------------- -------------- -------------

     Effective tax rate                                         (.12)%        (23.27)%         19.74%      (12.44)%
                                                         ==============  ============== ============== =============

Note 4 - Accounts Payable - Related Party

         The accounts payable - related party consists of amounts due to the president and majority stockholder of the Company for the purchase of inventory. The inventory was recorded at the president's carry over basis of $100,000. The difference between the carry over basis and the accounts payable, net of tax effect of $6,352, is recorded as a special equity distribution in additional

                          WORLD TROPHY OUTFITTERS, INC.
                          Notes to Financial Statements


paid-in capital. The payable is non-interest bearing and is due on January 1, 2007. The balance of the accounts payable - related party was $20,000 at June 30, 2006 and March 31, 2006, and $133,000 at March 31, 2005.


Note 5 - Supplemental Cash Flow Information

         No amounts have been paid for interest or income taxes through June 30, 2006

Non-Cash Financing and Investing Activities:

         During the year ended March 31, 2006, the Company increased deferred offering costs and increased accounts payable by $10,883.

         During the period from January 13, 2005 to March 31, 2005, the Company acquired inventory from its president and majority stockholder in exchange for a related party payable of $133,000. The inventory was recorded at the president's carry over basis of $100,000, and additional paid in capital was reduced by $26,648, the $33,000 difference in the basis of the inventory less the income tax effect of $6,352.

         During the period from January 13, 2005 to March 31, 2005, the president and majority stockholder provided consulting services with a value of $3,600 which were recorded as an increase to additional paid-in capital.


Note 6 - Fair Value of Financial Instruments

         The Company's financial instruments consist of cash, accounts receivable, and accounts payable. The carrying amount of cash, accounts receivable, and accounts payable approximates fair value because of the short-term nature of these items.


Note 7 - Recently Enacted Accounting Standards

         Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4", SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67", SFAS No. 153, "Exchanges of Nonmonetary Assets - an amendment of APB Opinion No 29", SFAS No. 123 (revised 2004), "Share-Based Payment", SFAS No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3", SFAS 155, "Accounting for Certain Hybrid Financial Instruments", and SFAS 156, "Accounting for Servicing of Financial Assets" were recently issued. SFAS No 151, 152, 153, 123 (revised 2004), 154, 155 and 156 have no current applicability to the Company or their effect on the financial statements would not have been significant.


Note 8 - Preferred Stock

         The Company has authorized 10,000,000 shares of preferred stock, $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding as of June 30, 2006, March 31, 2006 or March 31, 2005.

                          WORLD TROPHY OUTFITTERS, INC.
                          Notes to Financial Statements


Note 9 - Going Concern

         The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company was only recently formed and has a limited operating history. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard management is proposing to raise any necessary additional funds not provided by operations through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or in sustaining profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


Note 10 - Significant Customers and Distributors

         Through June 30, 2006, the Company has been dependent on a limited number of customers and distributors. For the period January 13, 2005 (inception) to March 31, 2005, the Company had five customers responsible for approximately 13%, 15%, 19%, 19% and 26% of total revenues. During this period, cost of sales included hunts acquired from two distributors. For the year ended March 31, 2006, the Company had five customers responsible for 10%, 11%, 14%, 14% and 39% of total revenues. During this year, cost of sales included hunts acquired from three distributors. In the year ended March 31, 2006 and the period ended March 31, 2005, sales to an entity affiliated with a shareholder of the Company were $54,000 and $8,000, representing 39% and 15% of total revenues, respectively. During the three months ended June 30, 2006, the Company had no revenues or cost of sales.


Note 11 - Subsequent Events

         The Company is proposing to raise a maximum of $200,000 in a public stock offering through the sale of 400,000 shares of common stock at $.50 per share. Direct costs incurred in the offering have been deferred, and will be recorded as an offset to additional paid-in capital when the offering is completed.

======================================== =======================================

You should rely only on the  information
provided  in  this   prospectus  or  any
prospectus   supplement.   We  have  not
authorized  anyone  else to provide  you
with different  information.  We are not
making an offer of these  securities  in
any   state   where  the  offer  is  not
permitted.

        ----------------------
           Table Of Contents
                                    Page             $100,000 Minimum
Prospectus Summary.................    3             $200,000 Maximum
Risk Factors.......................    4
Forward-Looking Statements.........    8
Dilution...........................    8
Use Of Proceeds....................    9
Determination Of Offering Price....   10       WORLD TROPHY OUTFITTERS, INC.
Market For Common Equity And Related
 Stockholder Matters...............   10
Description Of Business............   12
Description Of Property............   17
Management's Discussion And Analysis
 Or Plan Of Operation..............   17
Directors, Executive Officers,
 Promoters And Control Persons.....   24               _____________
Executive Compensation.............   26                 PROSPECTUS
Certain Relationships And Related                      _____________
 Transactions......................   27
Security Ownership Of Certain
 Beneficial Owners And Management..   27
Description Of Securities..........   28
Plan Of Distribution...............   29
Legal Proceedings..................   30
Legal Matters......................   30
Experts............................   31
Changes And Disagreements With
 Accountants On Accounting And
 Financial Disclosure..............   31
Available Information..............   31
Financial Statements...............  F-1

        ----------------------


Until  90 days  after  the  date of this
prospectus,   all  dealers  that  effect
transactions   in   these    securities,
whether  or not  participating  in  this       __________________________
offering,  may be  required to deliver a
prospectus.   This  is  in  addition  to
dealers'   obligation   to   deliver   a             October 4, 2006
prospectus  when acting as  underwriters
and  with   respect   to  their   unsold
allotments or subscriptions.
======================================== =======================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers

         Nevada General Corporation Law permits us to indemnify our directors, officers, employees and agents, subject to limitations imposed by the Nevada General Corporation Law. Our Bylaws and our Articles of Incorporation require us to indemnify directors and officers to the full extent permitted by the Nevada General Corporation Law.

Item 25. Other Expenses Of Issuance And Distribution

         The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the registrant in connection with the maximum offering for the securities included in this registration statement:

      Securities and Exchange Commission registration fee.......     $    24
      Blue Sky fees and expenses................................          --
      Printing and shipping expenses............................       1,000
      Legal fees and expenses...................................      15,000
      Accounting fees and expenses..............................       6,000
      Miscellaneous fees .......................................         476
                                                                ---------------
      Total.....................................................     $22,500
                                                                ===============
     ---------------

All expenses are estimated except the Commission filing fee.

Item 26. Recent Sales of Unregistered Securities

         On January 14, 2005, we sold 10,000,000 shares of common stock to Don Peay, our president and sole director for $10,000. On January 15, 2005, we sold 1,000,000 shares of our common stock to Brian Trapnell and Sugar Loaf Management, LLC for aggregate consideration for $10,000 (each investor purchase 500,000 shares of stock for $5,000). The sale of these shares of common stock was exempt from registration pursuant to Rule 506 of Regulation D and Sections 4(2) and 4(6) of the Securities Act of 1933, as amended.

         In connection with facts relating to the availability of these exemptions, we made the following determinations based on representations from the investors contained in a written subscription agreements and based on our preexisting business relationships with the investors: (i) the investors were able to bear the economic risk of an investment in the securities for an indefinite period of time, could afford the loss of their entire investments in the securities, and, after making an investment in the securities, had sufficient means of providing for their current needs and possible future contingencies; (ii) the each investor's overall commitment to investments that are not readily marketable was not disproportionate to the investor's net worth and the investment did not cause such overall commitment to become excessive;
(iii) it was agreed that the securities purchased would not be sold by the investor without registration under applicable securities acts or a proper exemption from such registration; (iv) the securities subscribed for were acquired by each investor's own account and risk, for investment purposes, and not on behalf of any other person or with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933;
(v) each investor was aware of and agreed to the restrictions on the transferability of the securities; (vi) each investor had access to any and all information concerning the Company that the investor required or considered necessary, important or material in making a proper evaluation of the investment; (vii) stop transfer instructions relating to the securities sold were and are currently effective, and the certificates evidencing the securities sold legends in substantially the following form:

         The securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company;

(viii) each investor had the capacity to protect the investor's own interest in connection with this sale of the securities and had a pre-existing personal or business relationship with the Company or one or more of its officers, directors or controlling persons consisting of personal or business contacts of a nature and duration such as would enable a reasonably prudent purchaser to be aware of the character, business acumen and general business and financial circumstances of such person with whom such relationship exists; (ix) the securities were not offered to the investors by way of general solicitation or general advertising (in fact only three offers were made to the three investors who invested in the offering); and (x) the investors were each "accredited investors" as defined under Rule 501 of Regulation D as per our determination.

         We did not use an underwriter or pay any commissions in connection with these transactions.

Item 27. Exhibits Index

  EXHIBIT NO.                        DESCRIPTION OF EXHIBIT
  -----------                        ----------------------

   3(i).1 Certificate of Incorporation (Incorporated by reference to Exhibit 3(i).1 of the Company's registration statement on Form SB-2 filed on September 23, 2005, File No. 333-128532)

   3(ii).1 Bylaws (Incorporated by reference to Exhibit 3(ii).1 of the Company's registration statement on Form SB-2 filed on September 23, 2005, File No. 333-128532)

   5.1            Opinion of Blackburn & Stoll, LC (Incorporated by reference to
                  Exhibit 5.1 of the Company's registration statement on Form SB-2 filed on February 13, 2005, File No. 333-128532)

   10.1 Asset Purchase Agreement by and between the Company and Don Peay, dated January 19, 2005 (Incorporated by reference to
                  Exhibit 10.1 of the Company's registration statement on Form SB-2 filed on September 23, 2005, File No. 333-128532)

   10.2 Amendment to Asset Purchase Agreement by and between the Company and Don Peay, effective December 31, 2005 (Incorporated by reference to Exhibit 10.2 of the Company's registration statement on Form SB-2 filed on February 13, 2005, File No. 333-128532)

   23.1           Consent of Pritchett, Siler & Hardy, P.C.

   23.2 Consent of Blackburn & Stoll, LC (included in Exhibit 5.1 hereto)

   99.1           Subscription Agreement (Incorporated by reference to Exhibit
                  99.1 of the Company's registration statement on Form SB-2 filed on February 13, 2005, File No. 333-128532)

  EXHIBIT NO.                        DESCRIPTION OF EXHIBIT
  -----------                        ----------------------

   99.2 Escrow Agreement (Incorporated by reference to Exhibit 99.2 of the Company's registration statement on Form SB-2 September 23, 2005, File No. 333-128532)

         ---------------

Item 28. Undertakings

         The registrant hereby undertakes that it will:

         File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

         (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (ss. 230.424 of this chapter);

         (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

         (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

         (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Bountiful, State of Utah, on October 4, 2006.


                                                WORLD TROPHY OUTFITTERS, INC.
                                                (Registrant)


                                                By /s/ Don Peay
                                                   ----------------------------
                                                Don Peay
                                                Principal Executive Officer
                                                Principal Financial Officer
                                                Principal Accounting Officer
                                                Chief Executive Officer
                                                Controller
                                                Director


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:



     Name               Title                                  Date
---------------------- -------------------------------------- ------------------

/s/ Don Peay           Principal Executive Officer,            October 4, 2006
------------------     Principal Financial Officer,
Don Peay               Principal Accounting Officer, Chief
                       Executive Officer, Controller, and
                       Director